UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SCANSOURCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On December 3, 2007, ScanSource, Inc. (the “Company”) sent the following letter to Fidelity Investments, one of the Company’s shareholders. This letter is filed hereby to the extent it may be deemed additional soliciting materials within the meaning of the Securities Exchange Act of 1934, as amended.

December 3, 2007

Joseph Vitelli

Investment Proxy Research

Fidelity Investments

One Spartan Way TS1E

Merrimack, NH 03054

Mr. Vitelli:

This letter is in response to your email to ScanSource, Inc. (the “Company”) dated November 27, 2007, regarding the Company’s Amended and Restated 2002 Long-Term Incentive Plan (the “LTIP”), which indicates that certain features of the LTIP may not be consistent with Fidelity’s voting guidelines. Specifically, Fidelity’s guidelines require minimum vesting periods for “full value” awards and limitations on discretionary vesting of awards.

On behalf of the Company, we hereby commit that management of the Company will make a recommendation to the Company’s Board of Directors to adopt amendments to the LTIP to address the concerns noted by Fidelity as follows:

1. Amend the LTIP to delete Section 4.3(f) in its entirety and to delete references to acceleration of vesting or waivers of restrictions contained in Section 4.3(e).

2. Amend the LTIP to provide that exceptions to the minimum vesting requirements set forth in Section 5.5 of the LTIP for Substitute Awards granted pursuant to Section 13.1, Stock or Other Stock-Based Awards granted pursuant to Article 12, and discretionary acceleration of awards pursuant to the second sentence of Section 13.9, be limited to awards that do not exceed 10% of the total number of shares authorized for issuance under the LTIP.

Such recommendation will be made at a regularly scheduled meeting of the Board of Directors during the next fiscal year.

We hope these changes adequately address Fidelity’s concerns, but please let me know if you have any questions or would like to discuss this matter further.

Sincerely,

/s/ John J. Ellsworth

John J. Ellsworth,

General Counsel

& Corporate Secretary

CC	John P. Reilly, Chairman, ScanSource, Inc. Compensation Committee